Exhibit 99.1

NEWS RELEASE

American Announces Goliath Project
Participation Agreement

Red Technology Alliance LLC to Fund Next Phase of Bakken Drilling at Goliath

DENVER, October 9, 2008 — American Oil & Gas, Inc. (AMEX: AEZ), Teton Energy Corporation (Nasdaq: TEC), Sundance Energy Australia Limited (ASX: SEA) and privately held Evertson Energy Partners LLC have signed a participation agreement with Red Technology Alliance LLC (“RTA”), which gives RTA the option to fund 100% of the drilling, completion and equipping of up to four horizontal Bakken wells at Goliath. American and the other working interest owners currently control approximately 60,000 net acres in the approximate 80,000 gross acre Goliath Project. The current working interest ownership in this net acreage position is American at 50%, Teton at 25%, Sundance at 5% and Evertson at 20%.

RTA has committed to commence drilling the first Bakken well under this agreement within 90 days of American spudding the Viall 30-1 well (discussed below) that will target the Red River formation. Upon completion of the first Bakken well drilled pursuant to this participation agreement with RTA, RTA will own a 50% working interest in the well and the expected 1,280 acre spacing unit. Within 90 days of the completion of the first well, RTA has the option to commence a second Bakken well. Upon completion of the second well, RTA will own a 50% working interest in this well and spacing unit and will earn a 40% working interest in approximately 30,000 net undeveloped acres. Within 90 days of completion of the second well, RTA may elect to drill a third Bakken well in which it will own a 50% working interest (and in the spacing unit) and will earn a 40% working interest in an additional approximate 15,000 net undeveloped acres. Again, within 90 days of completion of the third well, RTA may elect to drill a fourth Bakken well in which it will own a 50% working interest (and in the spacing unit) and will earn a 40% working interest in the remaining approximate 15,000 net undeveloped acres. RTA will earn its proportionate rights to all formations in the Goliath project area with the exception of formations below the Three Forks Formation (which includes the Red River Formation) in a 40 square mile area surrounding the recently completed 10.5 square mile 3D seismic program that covers acreage on trend to American’s successful Solberg 32-2 well.

The current working interest owners will be carried for a collective 50% working interest (American’s carry will be for a 25% working interest) in all costs related to drilling, completing and equipping the four wells under this agreement. Should RTA elect to drill all four wells, the current working interest owners will retain a collective 60% working interest (American will own a 30% working interest) in the Goliath project. Halliburton Energy Services Inc. will serve as project manager in the drilling and completion of these initial four wells.

American (approximate 32% working interest) and other working interest owners (which does not include RTA) plan to drill the 14,400’ deep Viall 30-1 well (formerly called the Machette 1-30 well) that will target the Stonewall, Red River and Winnipeg formations on a prospect identified by a recent 3D seismic program at Goliath. The Viall 30-1 will be located approximately 2.5 miles NW of the Solberg 32-2 well. Subject to rig availability, the well is planned to commence before year end 2008.

Pat O’Brien, American’s CEO commented, “We are very pleased to have RTA join us in the next phase of drilling and developing the Bakken potential within our Goliath acreage position. Recent advancements in drilling and completion techniques, that have resulted in successful Bakken wells by other operators west of the Nesson Anticline, will be incorporated into our upcoming program. While these four wells will target completion in the Bakken formation, the Goliath drilling program will be designed to provide important reservoir and geological data from other prospective formations in the project area including the Three Forks/Sannish, Madison, Nisku, Duperow, Interlake, Stonewall, Red River and Winnipeg.”

O’Brien noted that American recently announced the sale of non-core acreage at Douglas for approximately $27 million that is expected to close this month and a sale of non-core Paradox basin acreage for $5.3 million. He concluded, “With the proceeds from these sales and our agreement with RTA to fund 100% of the next phase of drilling in our Goliath Bakken program, we have positioned American to proceed aggressively in our core focus areas.”

In addition to this upcoming drilling project at Goliath, American has recently participated in the successful drilling and completion of four additional Bakken oil producing wells in North Dakota.

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The Bonney 34-4H well, located in Dunn County and operated by Burlington Resources (Conoco/Phillips), posted an initial production rate of 450 barrels of oil per day (“BOPD”). American owns a 6.25% WI and 5% NRI in this well.

•	The Wardner 14-35H well, located in Dunn County and operated by Marathon Oil Corp, posted an initial production rate of 459 BOPD. American holds a 6.25% WI and 5% NRI in this well.

•	The Bang 1-33H well, located in Dunn County and operated by Continental Resources, posted an initial production rate of 303 BOPD. American holds a 3.13% WI and 2.5% NRI in this well.

•	The Jack Pennington 21-28H well located in Montrail County and operated by Marathon Oil Corp, posted an initial production rate of 460 BOPD. American holds a 3.13% WI and 2.5% NRI in this well.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184